SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

     Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

INVVISION CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(20 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

INVVISION CAPITAL, INC.
2100 VALLEY VIEW LANE, SUITE 100
DALLAS, TEXAS 75234

INFORMATION STATEMENT

**WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY**

INTRODUCTION

     This Information Statement is being furnished to the stockholders of record of Invvision Capital, Inc. (the “Company”) as of November 19, 2003, in connection with the proposed adoption of Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) by the written consent of the holders of a majority in interest of the Company’s voting capital stock consisting of the Company’s outstanding Common Stock, $0.001 par value (the “Common Stock”). On November 20, 2003, the Company’s Board of Directors approved and recommended that the Articles of Incorporation be amended and restated in order to:

•	reflect current developments in Nevada law;

•	to provide for the exculpation of directors;

•	to address interested party transactions; and

•	to increase the number of authorized shares of Common Stock and preferred stock, $0.001 par value (the “Preferred Stock”).

The Amended and Restated Articles were approved by the written consent of the stockholders owning a majority of the outstanding Common Stock on November 26, 2003, and the Amended and Restated Articles were filed and accepted by the Nevada Secretary of State on December 29, 2003, with a delaying provision that it will not become effective until January 31, 2004. We subsequently filed another delaying request with the Nevada Secretary of State on February 23, 2004 providing that the Amended and Restated Articles will not become effective until March 31, 2004.

     The elimination of the need for a special meeting of stockholders to approve the Amended and Restated Certificate is made possible by Section 78.320 of the Nevada Revised Statutes (the “NRS”), which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 78.320 of the NRS, a majority of the outstanding shares of voting stock entitled to vote thereon is required in order to amend the Company’s Articles of Incorporation. In order to eliminate the costs and time involved in holding a special meeting and in order to effect the Amended and Restated Articles as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the voting stock of the Company. On November 19, 2003, there were 8,440,040 outstanding shares of Common Stock and approximately 218 holders of record of Common Stock. The approval of the Amended and Restated Articles requires the written consent of the holders of a majority of the outstanding shares of Common Stock, and each share of Common Stock was entitled to one vote with respect to the approval of the Amended and Restated Articles. By written consent in lieu of a meeting, holders of 4,331,075 shares of our Common Stock, representing approximately 51.31% of our outstanding voting power, have approved the listed corporate actions.

     Under applicable federal securities laws, the Amended and Restated Articles cannot be effected until at least 20 calendar days after this information statement is sent or given to the stockholders of the Company. The approximate date on which this information statement is first being sent or given to stockholders is February 25, 2004.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

     In November 2003, the Board of Directors approved, subject to the approval of the Company’s stockholders, the Amended and Restated Articles, which amends certain provisions of the Articles of Incorporation to reflect current developments in the law, to provide for the exculpation of directors, to address interested party transactions, and to increase the Company’s authorized capital from 50,000,000 million shares of Common Stock and 15,000,000 shares of Preferred Stock to 300,000,000 shares of Common Stock and 35,000,000 shares of Preferred Stock. In November 2003, stockholders owning a majority of the outstanding Common Stock approved the Amended and Restated Articles. The Company wishes to restate the Articles of Incorporation so that all amendments to date will be contained in one document. A copy of the Amended and Restated Articles is attached to this document as Exhibit A.

Current Use of Shares

     As of November 19, 2003, 8,440,040 shares of Common Stock were issued and outstanding and 2,000,000 shares of Common Stock were subject to outstanding warrants and reserved for future issuance. As a result, the Company has approximately 39,559,960 authorized but unissued shares of Common Stock available for future issuance. As of November 19, 2003, the Company also had authorized 15,000,000 shares of Preferred Stock, none of which were outstanding.

Rights of Additional Stock

     The additional Common Stock to be authorized by the Restated and Amended Articles will have rights identical to currently outstanding Common Stock. The Restated and Amended Articles will not affect the rights of the holders of currently outstanding Common Stock, except for effects identical to increasing the number of shares of Common Stock outstanding upon any issuance of these additional shares.

     In connection with the Restated and Amended Articles, the Board of Directors may issue the Preferred Stock in one or more series with such voting powers, designations, and preferences as the Board of Directors may determine.

Effect of the Amended and Restated Articles

     After the Amended and Restated Articles become effective, the increased number of authorized shares of Common Stock and Preferred Stock will be available for issuance, from time to time, for such purposes and consideration and on such terms as the Board may approve, and no further vote of the Company’s stockholders will be sought except as required by applicable law and, when and if the Company’s Common Stock is quoted on the Nasdaq National Market System or Small Cap Market, the regulations thereof.

     The existence of additional authorized shares of Common Stock and Preferred Stock could have the effect of rendering it more difficult or discouraging hostile takeover attempts. The Board of Directors is not aware of any existing or planned effort to accumulate material amounts of the Company’s Common Stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management, or otherwise, or to change the Company’s management. Nor is the Board of Directors aware of any person having made any offer to acquire the Company’s Common Stock or assets.

Reason for the Amended and Restated Articles

     The increase in authorized Common Stock to be effected by the Amended and Restated Articles is necessary to enable the Company to (i) complete its previously announced acquisition of Restoration Group America 2003, Inc., a Texas corporation (“RGA”), (ii) complete its current private offering of up to 15,000,000 shares of Common Stock and (iii) to complete any future private placement or public offering of the Common Stock.

     Previously, we were an inactive publicly-held corporation pursuing a business combination with a privately-held company in the commercial and industrial real estate business. In furtherance of this strategy, in December 2003 we acquired through our wholly-owned subsidiary Invvision MC, Inc., all of the capital stock of RGA. We agreed to issue to the shareholders of RGA up to 100,000,000 restricted shares of our Common Stock as follows: RGA shareholders will initially receive 60,000,000 restricted shares of our Common Stock and subsequently will receive up to 40,000,000 additional restricted shares of our Common Stock upon satisfaction of certain conditions contained in the Agreement and Plan of Reorganization by and among the Company and RGA, including but not limited to, (i) the receipt by the Company of a final favorable fairness opinion as to the transaction, (ii) the results of the audit of RGA and (iii) effectiveness of the Company’s Amended and Restated Articles of Incorporation. RGA is a company controlled by John Edward Rea, our Chief Executive Officer and a director of the Company and James Rea, who is now our President and Chief Operating Officer. John Edward Rea and James Rea are both sons of our Chairman, Edward P. Rea. John Edward Rea and James Rea indirectly are minority stockholders of RGA. Because our acquisition of RGA is a transaction between related parties, our board has engaged Phalon George Capital Advisors to provide a fairness opinion on the acquisition of RGA.

     RGA has four wholly-owned operating subsidiaries providing insurance products, claims management services and property restoration services.

•	RG Insurance Services, Inc. (“RGIS”) is a general insurance agency which is currently licensed in the state of Texas as a Texas Property & Casualty and a Life & Health insurance agency.

•	RG Risk Management, Inc. (“RGRM”) provides claim management, inspection and underwriting services. These services are provided both in support of its proprietary risk management program, PropertySMART™, which is specifically designed for the multi-family housing industry and on a fee basis to other various types of customers.

•	RG Restoration, Inc. (“RG”) performs restoration work on commercial properties (primarily multi-family housing) which have suffered an insured loss such as a fire, flood or hail damage.

•	Restoration Group America, Inc. is a non-operating company set up to hold the intellectual property rights to PropertySMART™.

For the year ended December 31, 2003, RGA and its subsidiaries had the following results of operations:

Pro Forma Consolidated Income Statement

     For the year ended December 31, 2003 (unaudited)

	RGIS	RGRM	RG1	RGA	Pro Forma Combined
Revenues	$137,476	-0-	$7,988,710	-0-	$8,126,186
Cost of Goods Sold	86,155	-0-	5,560,448	-0-	5,646,603
Gross Profit	51,321	-0-	2,428,262	-0-	2,479,583
Selling, general, administrative and other expenses	4,053	-0-	1,392,701	613,652	2,010,406
Depreciation and amortization	$0.00	$0.00	$28,697.00	$0.00	$28,697.00

Net income (loss) from operations	47,268	-0-	1,006,864	(613,652)	440,480
Net Income (loss) as a percentage of revenues	34.38%	-0-	12.60%	N/A	5.42%

[1]	RG acquired the operating business and assets of The Restoration Group, Inc. in December 2003. The results of RG are those of The Restoration Group, Inc. for the twelve months ended 12/31/03.

     For the year ended December 31, 2002, RGA did not exist. The results of operations of the business of The Restoration Group, Inc. which was subsequently acquired by RG in December 2003 are presented below:

Income Statement for RG

Year ended
December 31, 2002 (unaudited)[1]
Revenues	4,922,574
Cost of Goods Sold	4,155,883
Gross Profits	766,691
Selling, general, administrative and other expenses	1,908,915
Depreciation and amortization	8,318
Net income (loss) from operations	$(1,150,542.00)

Net Income (loss) as a percentage of revenues	(23.37%)

     With the acquisition of RGA, we provide a broad array of fee-based services that address clients’ risk management needs. These services include:

•	PropertySMART™, a full-service risk management program designed for the multi-family housing industry;

•	a general lines insurance agency specializing in placing business related insurance for a variety of customers; and

•	an insurance restoration division.

     We deal with all procedures and costs associated with the risk of a possible loss such as loss control activities and purchasing traditional insurance products. We also deal with the consequences of a loss after it has occurred by pre-qualifying property, lowering reconstruction costs, providing appropriate insurance coverage, adjusting claims, restoring property and minimizing business interruption costs. Our PropertySMART™ program and insurance agency are outgrowths of the restoration business conducted by our subsidiary RG Restoration, Inc. They were formed to capitalize on our historic roots within the risk management industry and the affinity group of customers that we have developed through superior service and customer value generation. We believe synergies can be realized by direct marketing a full spectrum of risk management products and services in a less competitive, more loyal environment. This strategy also creates a diversified stream of recurring revenue that is far less cyclical in nature than traditional risk management or construction income. Therefore, although each unit has a unique marketing strategy and product portfolio, marketing efforts are closely coordinated and complementary, and share certain key elements.

     Our goal is to continue to expand the geographic markets where we offer our risk management products and services. Our management has historic roots in the risk management industry as well as with the affinity group of customers in the commercial property restoration business they have developed. We intend to reap the synergies that can be realized by directly marketing a full spectrum of risk management products to commercial property owners, intermediate service providers, tertiary service providers, and wholesalers and carriers. We believe this will create a diversified stream of recurring revenue that is far less cyclical in nature than simply focusing either on providing traditional risk management services and products or performing property reconstruction services.

     We believe that the combination of our restoration services, along with our other more traditional risk management services, differentiates us from our competitors and provides us with a significant competitive

[1]	RG acquired the operating business and assets of The Restoration Group, Inc. in December 2003. The results of RG are those of The Restoration Group, Inc. for the twelve months ended 12/31/02.

advantage. Our restoration division serves as our strategic “implementation arm” and affords us the unique ability to control (i) property loss costs, which we believe are the most unpredictable and potentially the largest component of a customer’s risk management budget and (ii) property insurer cost structures. We are also able to deliver value through a high level of quality service after the client sustains a major loss such as fire or flood.

     We are also currently conducting a private placement of 15,000,000 shares of our common stock at a price of $0.05 per share to accredited investors only. We are doing this to raise working capital for the Company. We have arbitrarily determined the offering price and the offering price is not based on earnings. The offering price is not a representation that our common stock has a particular market value or can be sold at that price.

     Finally, the Board of Directors believes that the limited number of currently authorized but unissued shares of Common Stock and Preferred Stock unduly restricts the Company’s ability to respond to business needs and opportunities that may arise in the future. The Amended and Restated Articles will afford the Company added flexibility by increasing the number of authorized but unissued shares of Common Stock, as well as Preferred Stock, for financing requirements, stock splits or other corporate purposes.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of November 19, 2003, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially
	Owned[1,2]
Name of Beneficial Owner	Number	Percent
Rea Capital Corporation 4751 West Park Boulevard, Suite 106-422 Plano, Texas 75903	4,000,000	47.4%
Mentors Group, Inc.[3] c/o EMJ Data Systems, Ltd. P.O. Box 1012 Guelph, Ontario N1H 6N1, Canada	2,096,550	24.8%
Edward P. Rea[4], Chairman of the Board	4,026,000	47.7%
John Edward Rea, Chief Executive Officer and Director	-0-	-0-%
Directors and executive officers as a group (2 persons)[5]	4,026,000	47.7%

[1]	The rules of the SEC provide that, for the purposes hereof, a person is considered the #beneficial owner# of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.

[2]	Based on 8,440,040 shares outstanding on November 19, 2003. Shares of Common Stock subject to warrants that are exercisable within 60 days of November 19, 2003, are deemed beneficially owned by the person holding such warrant for the purposes of calculating the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. All common shares held by the Officers and Directors listed above are #restricted securities# and as such are subject to limitations on resale. The shares held by the officers and directors may be sold pursuant to Rule 144 under certain circumstances.

[3]	Includes 2,000,000 shares of Common Stock issuable upon the exercise of a warrant.

[4]	Includes 4,000,000 shares held by Rea Capital Corporation. Mr. Edward P. Rea is Chairman of Rea Capital Corporation.

[5]	Includes 4,000,000 shares held by Rea Capital Corporation. Mr. Edward P. Rea is Chairman of Rea Capital Corporation.

OTHER MATTERS

     The information contained in this document is to the best knowledge of the Company, and the information contained herein with respect to the directors, executive officers and principal shareholders is based upon information, which these individuals have provided to us.

By Order Of The Board Of Directors,

/s/ Edward P. Rea

Edward P. Rea, Chairman of the Board

Dallas, Texas
February 24, 2004

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
INVVISION CAPITAL, INC.
UNDER SECTION 78.403
OF THE
NEVADA GENERAL CORPORATION LAW

     Invvision Capital, Inc., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

ARTICLE I

     The present name of the corporation is Invvision Capital, Inc. The name under which the corporation was originally incorporated was Asset Servicing Corporation. The Articles of Incorporation of the corporation were originally filed with the Secretary of State of Nevada on May 27, 1998.

ARTICLE II

     These Amended and Restated Articles of Incorporation were duly adopted by the directors and the stockholders of the corporation in accordance with Section 78.315 and Section 78.320 of the Nevada Revised Statutes.

ARTICLE III

     These Amended and Restated Articles of Incorporation restates and integrates previous provisions and also further amends the corporation’s existing Articles of Incorporation to increase the number of authorized shares of common stock, to increase the number of authorized shares of preferred stock, to address interested director and officer transactions and to provide for the exculpation of directors.

ARTICLE IV

     The following amendments to the Articles of Incorporation were adopted by the corporation as of November 26, 2003:

     A. Article IV of the Articles of Incorporation is hereby amended to read in its entirety as follows:

     “Article IV

     Section 1. Capitalization. The corporation is authorized to issue three hundred thirty-five million (335,000,000) shares of capital stock. Three hundred million (300,000,000) of the authorized shares shall be common stock, $0.001 par value per share (“Common Stock”), and thirty five million (35,000,000) of the authorized shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”).

     Section 2. Preferred Stock.

          (A) The Preferred Stock may, from time to time, be divided into and issued in one or more series, with each series to be so designated as to distinguish the shares thereof from the shares of all other series. The shares of each series may have such powers, designations, preferences, relative rights, qualifications, limitations or restrictions as are stated herein and in one or more resolutions providing for the issue of such series adopted by the Board of Directors of the corporation (the “Board”) as provided below in this Section 2.

          (B) To the extent that these Articles of Incorporation do not fix and determine the variations in the relative rights and preferences of the Preferred Stock, both in relation to the Common Stock and as between series of Preferred Stock, the Board is expressly vested with the authority to divide the Preferred Stock into one or more series and, within the limitations set forth in these Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established and, with respect to each such series, to fix by one or more resolutions providing for the issue of such series, the following:

                  (i) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board.

                  (ii) The dividend rate, if any, on the shares of such series and the date or dates from which dividends shall commence to accrue or accumulate, the terms and conditions upon which dividends, if any, on the shares of such series shall be paid, and whether or in what circumstances such dividends shall be cumulative.

                  (iii) The price at and the terms and conditions on which the shares of such series may be redeemed, including (without limitation) the time during which shares of the series may be redeemed and the premium, if any, over and above the par value thereof that the holders of shares of such series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund.

                  (iv) The liquidation preference, if any, over and above the par value thereof that the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation.

                  (v) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions of such retirement or sinking fund.

                  (vi) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the corporation or any series of any other class or classes, or of any other series of the same class, including (without limitation) the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; provided, that shares of such series may not be convertible into shares of a series or class that has prior or superior rights and preferences as to dividends or distribution of assets of the corporation upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation.

                  (vii) The voting rights, if any, on the shares of such series (in addition to voting rights provided by law).

                  (viii) Any or all other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the law or with this Article IV.

          (C) All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if any, shall commence to accrue or accumulate; and all series shall rank equally and be identical in all respects, except as permitted by this Section 2.

          (D) Except as provided in the resolution or resolutions adopted by the Board providing for the issue of the series of Preferred Stock, no vote or consent of the holders of outstanding shares of that series shall be required for the issue by the Board of any other series of Preferred Stock, whether or not the rights and preferences of any such other series shall be fixed by the Board as senior to, or on a parity with, the rights and preferences of that outstanding series.

     Section 3. Common Stock.

          (A) Each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of holders of shares of Common Stock.

          (B) Subject to the prior rights and preferences of the Preferred Stock set forth in any resolution or resolutions providing for the issue of a series of Preferred Stock, and to the extent permitted by the laws of the State of Nevada, the holders of Common Stock shall be entitled to receive such cash dividends as may be declared and made payable by the Board.

          (C) After payment shall have been made in full to the holders of any series of Preferred Stock having preferred liquidation rights, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the remaining assets and funds of the corporation shall be distributed among the holders of the Common Stock according to their respective shares.

     Section 4. Consideration. Shares of capital stock may be issued by the corporation from time to time for such consideration as may lawfully be fixed by the Board.

     Section 5. No Cumulative Voting. Cumulative voting for the election of directors or any other purpose is prohibited.

     Section 6. No Preemptive Rights. No stockholder shall, solely by reason of his holding shares of any class or series of capital stock of the corporation, have a preemptive or preferential right to purchase or subscribe to any additional, unissued or treasury shares of any class or series of capital stock of the corporation, or any notes, debentures, bonds, warrants, rights, options or other securities of the corporation, whether now or hereafter authorized, other than such rights, if any, as the Board, in its discretion, may fix.”

     B. Article V of the Articles of Incorporation is hereby amended to read in its entirety as follows:

     “The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the By-laws of this corporation, provided that the number of directors shall not be reduced to less than one or be more than fifteen.”

     C. Article VII of the Articles of Incorporation is hereby amended and renamed to read in its entirety as follows:

     “Article VIII. No contract or other transaction between the corporation and any other corporation, firm or other entity or individual shall be affected or invalidated by the fact that any one or more of the directors or officers of the corporation is or are interested in or is a director or officer of such other corporation, a member of such firm, or a partner or member of such other entity; and any director or officer, individually or jointly, may be a party to or may be interested in any contract or transaction with the corporation or in which the corporation is interested.”

     D. Article IX of the Articles of Incorporation is hereby amended and renamed to read in its entirety as follows:

     “Article X. To the fullest extent permitted by Nevada statutory or decisional law, as the same exists or may hereafter be amended or interpreted, including (without limitation) Section 78.7502 of the Nevada Revised Statutes or any successor provision, a director of the corporation shall not be liable to the corporation or its stockholders for any act or omission in such director’s capacity as a director. Any repeal or amendment of this Article X, or adoption of any other provision of these Articles of Incorporation inconsistent with this Article X, by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability to the corporation or its stockholders of a director of the corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.”

ARTICLE V

     The Articles of Incorporation and all amendments thereto are hereby superseded by the following Restated Articles of Incorporation:

     Article I. The name of the corporation is Invvision Capital, Inc.

     Article II. The address of its registered office in the State of Nevada is 2533 North Carson Street, Carson City, Nevada 89706. The registered agent in charge thereof is Laughlin Associates at 2533 North Carson Street, Carson City, Nevada 89706.

     Article III. The nature of the business or purposes to be conducted or promoted is: “To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada.

     Article IV.

     Section 1. Capitalization. The corporation is authorized to issue three hundred thirty-five million (335,000,000) shares of capital stock. Three hundred million (300,000,000) of the authorized shares shall be common stock, $0.001 par value per share (“Common Stock”), and thirty-five million (35,000,000) of the authorized shares shall be preferred stock, $0.01 par value per share (“Preferred Stock”).

     Section 2. Preferred Stock.

          (A) The Preferred Stock may, from time to time, be divided into and issued in one or more series, with each series to be so designated as to distinguish the shares thereof from the shares of all other series. The shares of each series may have such powers, designations, preferences, relative rights, qualifications, limitations or restrictions as are stated herein and in one or more resolutions providing for the issue of such series adopted by the Board of Directors of the corporation (the “Board”) as provided below in this Section 2.

          (B) To the extent that these Articles of Incorporation do not fix and determine the variations in the relative rights and preferences of the Preferred Stock, both in relation to the Common Stock and as between series of Preferred Stock, the Board is expressly vested with the authority to divide the Preferred Stock into one or more series and, within the limitations set forth in these Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established and, with respect to each such series, to fix by one or more resolutions providing for the issue of such series, the following:

                  (i) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board.

                  (ii) The dividend rate, if any, on the shares of such series and the date or dates from which dividends shall commence to accrue or accumulate, the terms and conditions upon which dividends, if any, on the shares of such series shall be paid, and whether or in what circumstances such dividends shall be cumulative.

                  (iii) The price at and the terms and conditions on which the shares of such series may be redeemed, including (without limitation) the time during which shares of the series may be redeemed and the premium, if any, over and above the par value thereof that the holders of shares of such series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund.

                  (iv) The liquidation preference, if any, over and above the par value thereof that the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation.

                  (v) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions of such retirement or sinking fund.

                  (vi) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the corporation or any series of any other class or classes, or of any other series of the same class, including (without limitation) the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; provided, that shares of such series may not be convertible into shares of a series or class that has prior or superior rights and preferences as to dividends or distribution of assets of the corporation upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation.

                  (vii) The voting rights, if any, on the shares of such series (in addition to voting rights provided by law).

                  (viii) Any or all other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the law or with this Article IV.

          (C) All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if any, shall commence to accrue or accumulate; and all series shall rank equally and be identical in all respects, except as permitted by this Section 2.

          (D) Except as provided in the resolution or resolutions adopted by the Board providing for the issue of the series of Preferred Stock, no vote or consent of the holders of outstanding shares of that series shall be required for the issue by the Board of any other series of Preferred Stock, whether or not the rights and preferences of any such other series shall be fixed by the Board as senior to, or on a parity with, the rights and preferences of that outstanding series.

     Section 3. Common Stock.

          (A) Each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of holders of shares of Common Stock.

          (B) Subject to the prior rights and preferences of the Preferred Stock set forth in any resolution or resolutions providing for the issue of a series of Preferred Stock, and to the extent permitted by the laws of the State of Nevada, the holders of Common Stock shall be entitled to receive such cash dividends as may be declared and made payable by the Board.

          (C) After payment shall have been made in full to the holders of any series of Preferred Stock having preferred liquidation rights, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the remaining assets and funds of the corporation shall be distributed among the holders of the Common Stock according to their respective shares.

     Section 4. Consideration. Shares of capital stock may be issued by the corporation from time to time for such consideration as may lawfully be fixed by the Board.

     Section 5. No Cumulative Voting. Cumulative voting for the election of directors or any other purpose is prohibited.

     Section 6. No Preemptive Rights. No stockholder shall, solely by reason of his holding shares of any class or series of capital stock of the corporation, have a preemptive or preferential right to purchase or subscribe to any additional, unissued or treasury shares of any class or series of capital stock of the corporation, or any notes, debentures, bonds, warrants, rights, options or other securities of the corporation, whether now or hereafter authorized, other than such rights, if any, as the Board, in its discretion, may fix.

     Article V. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the By-laws of this corporation, provided that the number of directors shall not be reduced to less than one or be more than fifteen.

     Article VI. The Board shall have the power to make, alter or repeal the By-Laws of the corporation, subject to such restrictions upon the exercise of such power as may be imposed by the stockholders.

     Article VII. The corporation is to have perpetual existence.

     Article VIII. No contract or other transaction between the corporation and any other corporation, firm or other entity or individual shall be affected or invalidated by the fact that any one or more of the directors or officers of the corporation is or are interested in or is a director or officer of such other corporation, a member of such firm, or a partner or member of such other entity; and any director or officer, individually or jointly, may be a party to or may be interested in any contract or transaction with the corporation or in which the corporation is interested.

     Article IX. To the fullest extent permitted by Nevada statutory or decisional law, as the same exists or may hereafter be amended or interpreted, including (without limitation) Section 78.7502 of the Nevada Revised Statues or any successor provision, a director of the corporation shall not be liable to the corporation or its stockholders for any act or omission in such director’s capacity as a director. Any repeal or amendment of this Article IX, or adoption of any other provision of these Articles of Incorporation inconsistent with this Article IX, by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability to the corporation or its stockholders of a director of the corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

     Article X. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VI

     These Restated Articles of Incorporation shall be effective on January 31, 2004.

     IN WITNESS WHEREOF, Invvision Capital, Inc., has caused these Amended and Restated Articles of Incorporation to be signed by Edward P. Rea, its Chairman, as of the 26th day of November, 2003.

INVVISION CAPITAL, INC.
By:	/s/ Edward P. Rea
Edward P. Rea, Chairman